Exhibit 10.2

AMENDED AND RESTATED GROUND LEASE
by and between
STATE OF MARYLAND,
to the use of the
DEPARTMENT OF NATURAL RESOURCES
and
EVITTS RESORT, LLC

Table of Contents

Section	Heading	Page

1	Term	3
2	Rent	4
3	Use of Premises	6
4	Insurance and Indemnification	8
5	Improvements to Premises	12
6	Maintenance and Services	18
7	Landlord’s Right of Entry	21
8	Fire and Other Casualties	22
9	Condemnation	23
10	Assignment and Subletting	24
11	Default	26
12.	Notices	28
13	Taxes	28
14	General	29

Exhibits

A.	Metes and Bounds Description of the Premises
B.	Survey
C.	Rent
D.	Request for Proposals (RFP) #2012-0102
E.	Pre-approved Improvements
F.	List of Existing Improvements
G.	MDP Clearinghouse Letters
H.	Relocation of Aviary
I.	Trail Relocation
J.	Jack Nicklaus Contract

AMENDED AND RESTATED GROUND LEASE

THIS AMENDED AND RESTATED GROUND LEASE (hereinafter referred to as this “Lease”), made this ________ day of _____________, 20__, by and between the STATE OF MARYLAND to the use of the DEPARTMENT OF NATURAL RESOURCES (hereinafter referred to as “Landlord”), and EVITTS RESORT, LLC  (hereinafter referred to as “Tenant”),

WHEREAS, pursuant to Title 9, Subtitle 1A (Video Lottery Terminals) of the State Government Article, Maryland Annotated Code and RFP #2012-0102, Tenant has been awarded a video lottery operation license (“License”) for the location at Rocky Gap State Park, Allegany County, Maryland (the “Park”) ; and

WHEREAS, Landlord is the owner of the Park, of which a portion is ground leased to the Maryland Economic Development Corporation (“MEDCO”) under a Ground Lease dated May 9, 1996, and amended by a First Amendment to Ground Lease dated December 1, 2008 (the “Original Lease”) for the development and operation of a hotel and golf resort commonly known as the Rocky Gap Lodge and Resort (the “Resort”); and

WHEREAS, as a condition of the award of the License to Tenant, Tenant must purchase the Resort and MEDCO is desirous of selling and conveying the Resort to Tenant, and subject to Landlord and Board of Public Works (“BPW”) approval,  assigning to Tenant MEDCO’s right, title and interest in and to the leasehold interest under the Original Lease; and

WHEREAS, Tenant intends and is required to operate and further develop (including the addition of gaming) the Resort which currently includes a hotel, golf course, restaurant and conference center  in furtherance of the License and this Lease: and

WHEREAS, Tenant, as a condition to acquiring the leasehold interest under the Original Lease from MEDCO, is required to enter into this amendment and restatement of the Original Lease to effectuate the License  and this Lease; and

WHEREAS, the Original Lease, having been assigned by MEDCO to Tenant immediately prior hereto, which assignment is contingent upon the Tenant entering into this new Lease, is hereby amended and restated to provide as follows:

WITNESSETH THAT FOR AND IN CONSIDERATION of the mutual entry into this Lease by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord, in its “AS IS” condition, all of that real property, situate and lying in Allegany County, Maryland, which consists of approximately 268 + acres of land in the Park, as more fully described and depicted in Exhibit A (hereinafter referred to as the “Premises”), being a portion of the Park, including any and all improvements, rights, alleys, ways, waters, privileges appurtenances and advantages, to the same belonging to or in any way appertaining to the Premises.  The Landlord grants to the Tenant use of the access area(s) as shown on the survey attached as Exhibit B and a non-exclusive right to use in common with the Landlord the “Maintenance Facility”, as more fully described in Section 6.2.3.

In furtherance of the purposes of this Lease, Landlord as may be necessary shall make reasonable efforts to obtain approval from the Board of Public Works for Tenant desired permanent easements to be granted to utilities and other service providers for utility lines (including utility lines for cable, telephone and electric).

This Lease does not convey to Tenant any interest in or to any mineral rights.

SUBJECT TO THE OPERATION AND EFFECT of any and all instruments and matters of record or in fact,

UPON THE TERMS AND SUBJECT TO THE CONDITIONS which are hereinafter set forth:

Section 1.          Term.

1.1.           Length.

This Lease shall be for a term of forty (40) years (the “ Original Term”) beginning the later of July 1, 2012 or on the date of Settlement (the date on which the parties, including Landlord, Tenant, the Maryland Economic Development Corporation (“MEDCO”) and Bondholders execute all documents and make all monetary payments necessary to establish and commence the tenancy between Landlord and Tenant, also called the “Commencement Date”) and terminating on the date that is forty (40) years thereafter (the “Termination Date”). Settlement shall include execution by Landlord and tenant of the Lease and a Certificate of Closing.  Landlord shall turn over the Premise to the Tenant no later than the Commencement Date.

1.1.1.        Renewal Term.  Provided that Tenant is not in Default that is continuing, this Lease may be renewed by Tenant for one (1) additional term of twenty (20) years (hereinafter referred to as the “Renewal Term”) provided Tenant notifies Landlord in writing, at least six (6) months before the end of the Original Term, that Tenant desires to renew this Lease at the end of the Original Term, in which event this Lease shall be so renewed (the Original Term and, if this Lease is renewed for the Renewal Term, the period of any such renewal being hereinafter referred to as the “Term”).  Such renewal shall be upon the terms and subject to the conditions which are set forth in the provisions of this Lease, except that the renewal right created by the provisions of this Section 1.1.1 shall not be effective during the Renewal Term, if any.

1.1.2.        Confirmation of Commencement and Termination.  Landlord and Tenant shall, at the request of either party, confirm, in writing, that such commencement or such termination has occurred, setting forth therein the Commencement Date and the Termination Date.

1.2.           Surrender.  Tenant shall at its expense, at the expiration of the Term or any earlier termination of this Lease:  (a) promptly surrender to Landlord possession of the Premises including any fixtures, equipment or other improvements (except Tenant’s trade fixtures) (which, under the provisions of Section 5, are owned by Landlord) in good order and repair (ordinary wear and tear excepted) and broom clean, (b) remove therefrom Tenant's signs, goods and effects and any machinery, trade fixtures and equipment which are used in conducting Tenant's trade or business and are not owned by Landlord, and (c) repair, to Landlord's satisfaction, any damage to the Premises or the Park caused by such removal.

Section 2.          Rent. (“Rent” shall include Initial Rent, Intermediate Rent, Annual Rent, Surcharge Revenue, Payments to MEDCO and Additional Rent)

2.1.           Surcharge Revenue.   Beginning on the Commencement Date, the Tenant shall be responsible for imposing and collecting a surcharge on paying overnight guests of the Resort (as hereinafter defined in Section 3.1) and paying patrons of the Golf Course, which surcharge is intended to be in lieu of such guests and patrons paying the fee charged by the Landlord to the general public for entrance into the Park.  Patrons of the Golf Course shall pay a surcharge equal to One Dollar ($1.00) per round of golf (the “Golf Surcharge”).  Overnight guests of the Resort shall pay a surcharge equal to Three Dollars ($3.00) per room, per night (the “Room Surcharge”).  Revenue collected from the Golf Surcharge and Room Surcharge is hereinafter referred to as the “Surcharge Revenue”. The Golf Surcharge and/or Room Surcharge may only be adjusted by mutual agreement of the Landlord and the Tenant in writing, and subject to to Board of Public Works approval.  Notwithstanding anything in this Section 2.1 to the contrary, the Golf Surcharge and Room Surcharge shall not apply to any complementary rounds of golf or hotel rooms (as applicable) given to guests by Tenant.

2.1.1. Tenant shall pay Rent under this Lease as follows:

(a)
During the first two (2) years of the Term of this Lease or until the VLT operations open for public play, whichever occurs first (“Initial Period”), Tenant shall pay to Landlord Rent equal to the greater of the annual Surcharge Revenue or One Hundred and Fifty Thousand Dollars ($150,000) (“Initial Rent”).

(b)
Beginning on the expiration of the Initial Period and continuing through year nine (9) of the Term of this Lease (“Intermediate Term”), Tenant shall pay Rent (i) to MEDCO and Landlord in the amounts identified on Exhibit C attached hereto, and (ii) additionally to Landlord 0.9% of any gross operator share of gaming revenue for the applicable year in excess of $275,000 (“Intermediate Rent”) plus any Surcharge Revenue in excess of $150,000.

(c)
Beginning on the expiration of the Intermediate Term and continuing for the remaining Term, Tenant shall pay Landlord i) the greater of annual Surcharge Revenue or One Hundred and Fifty Thousand Dollars ($150,000), plus ii) the greater of 0.9 percent (0.9%) of Tenant’s gross operator share of gaming revenue for the applicable year or Two Hundred Seventy- Five Thousand Dollars ($275,000) (“Annual Rent”).

2.1.2.        Additional Rent.  Additional rent (hereinafter referred to as “Additional Rent”) is any and all of Tenant’s performance obligations contained in this Lease and the amount of any payment referred to as such in any provision of this Lease which accrues while this Lease is in effect.

2.2.           When Due and Payable.

2.2.1.        Rent shall be due and payable as follows:

(a)           During the Initial Period, One hundred and Fifty Thousand Dollars ($150,000) in Initial Rent under Section 2.1.1(a) shall be paid, in advance, on the first day of July of each year. On or before July 15 of each year during the Initial Period, Tenant shall pay any Surcharge Revenue exceeding $150,000 as reflected in the annual report required under Section 2.5.

(b)           During the Intermediate Term, Payments to MEDCO and Landlord pursuant to Exhibit C attached hereto, shall be paid, in advance, on the first day of July of each year. All Intermediate Rent in excess of $275,000 for the calendar year ending on December 31 within Landlord’s fiscal year shall be paid to Landlord on or before May 31 of each year during the Intermediate Term. On or before July 15 of each year during the Intermediate Term, Tenant shall pay any Surcharge Revenue exceeding $150,000 as reflected in the annual report required under Section 2.5.

(c)           During the remaining Term of the Lease, Two Hundred and Seventy-five Thousand Dollars ($275,000) of Annual Rent shall be paid, in advance, on the first day of July of each year. All Annual Rent in excess of $275,000 for the calendar year ending on December 31 within the Landlord’s fiscal year shall be paid on or before May 31 of each year during the Term.  All Surcharge Revenue shall be paid on a quarterly basis each calendar year during the Term, and such quarterly payments shall be paid within twenty (20) days after the end of each such quarter; i.e. by April 20, July 20, October 20 and January 20. If, during any calendar year, less than $150,000 in Surcharge Revenue is paid, as reflected in the annual report required under Section 2.5, then on or before the following July 15, Tenant shall pay an amount that when added to the Surcharge Revenue paid shall equal $150,000.

2.2.2.       Each payment of Rent shall be made promptly when due, without any deduction or setoff whatsoever, and without demand.  Any such payment which is less than the amount of Rent then due shall constitute a payment made on account thereof, the parties hereto hereby agreeing that Landlord's acceptance of such payment (whether or not with or accompanied by an endorsement or statement that such lesser amount or Landlord's acceptance thereof constitutes payment in full of the amount of Rent then due) shall not alter or impair Landlord's rights hereunder to be paid all of such amount then due, or in any other respect.

2.3.          Where payable.   Tenant shall pay the Rent, in lawful currency of the United States of America, to Landlord by delivering or mailing it to Department of Natural Resources, Accounting Division, Tawes State Office Building B-4, 580 Taylor Avenue, Annapolis, Maryland 21401, or to such other address or in such other manner as Landlord from time to time specifies by written notice to Tenant. Payments to MEDCO pursuant to Section 2.1.2. shall be made to100 N. Charles Street, Suite 630, Baltimore, MD 21201.

2.4.           Landlord’s Right to Audit and Review Tenant’s Books and Records.  Tenant shall keep and maintain at its headquarters or on the Premises all books and records documenting Tenant’s administrative, operational, and financial management of the Premises and Tenant’s use thereof under this Lease.  Tenant shall keep the aforesaid books and records in accordance with current and sound bookkeeping, accounting, and records retention standards to include retaining all books and records for a minimum of five (5) years.  Tenant shall further make the aforesaid books and records available for audit, inspection, and examination by Landlord or its duly appointed officers, employees, or agents on a regular basis during normal business hours.

2.5.           Annual Reporting.  Tenant shall provide Landlord, on or before June 30 of each year of the Term, an annual reporting of all gaming revenue data received from the State of Maryland for the calendar 12-month period during Landlord’s fiscal year, in order to enable Landlord to verify the amount of additional Rent accrued for that calendar 12-month period or any earlier calendar 12-month period. Tenant shall also provide Landlord and MEDCO, on or before June 30 of each year of the Term, an annual reporting of all Surcharge Revenue received for the calendar 12-month period.

Section 3.           Use of Premises.

3.1.           Tenant shall occupy and use the Premises for and only for the operation of a gaming venue with restaurants and bars, a family-friendly hotel and meeting center (“Hotel/Meeting Center”), a golf course (“Golf Course”) and other related resort amenities, (all uses together hereinafter referred to as the “Resort”) (“Permitted Use”).  Any change in use (except for expansion of gaming activities as discussed below) shall require approval of Landlord, approval of the Maryland Board of Public Works, Clearinghouse review, and an amendment to the Lease. Notwithstanding the previous sentence, in the event that legislation is enacted in Maryland authorizing the operation by video lottery operation licensees, including Tenant, of other gaming activity (e.g., “table games”) in addition to video lottery terminals, Landlord and the Board of Public Works hereby acknowledge such uses as contemplated herein and will not require modification of this Lease.  Any new development (including structures and other improvements) shall be certified or certifiable to the satisfaction of Landlord to LEED silver standards and shall emphasize energy efficiency.

3.1.1.         Compliance with Request for Proposals # 2012-0102.  At all times during the Term of this Lease, Tenant shall comply with all conditions and requirements set forth in Request for Proposals # 2012-0102 pertaining solely to Tenant’s use and occupancy of the Premises and are incorporated herein by reference as a term and condition of this Lease and attached hereto as Exhibit D.

3.2.           In its use of the Premises, Tenant will not perform (nor permit to be performed) on any portion of said Premises, any illegal acts (if inconsistent with the Permitted Use), nor will it perform (nor permit to be performed) anything in or about the Premises which would contravene Tenant’s License or the policies of insurance in place pursuant to Section 4 herein,  which insurance Landlord may, but is not required, to maintain.

3.3.           Landlord shall, upon Tenant’s reasonable consent, have the right to use the Premises for promotion and advancement of the mission and purpose of Landlord and the surrounding Park, including but not limited to, display and/or distribution of Maryland Department of Natural resources (“DNR”) educational or informational materials and Park promotion.  Landlord retains and shall have the right to reasonable use of any piers on the Premises for temporary docking of DNR or other State of Maryland (“State”) vessels upon seven (7) days notice to Lessee, and without notice in emergency situations.

3.4.           Tenant may, at Tenant’s expense, install signage at the entrance of the Premises.  Any such signage shall conform to the aesthetics of the Park, and the design and location of any such signage shall be subject to Landlord’s review and approval.  Landlord will fully cooperate with Tenant (at no cost to Landlord) in filing any required sign application, permit and/or variance for Tenant’s approved signs.

3.5.           Permits, Licenses and Compliance with Legal Requirements.

Landlord's granting of this Lease does not imply approval of DNR of the project contemplated herein, nor imply exception for any permit requirements.  Tenant's use and occupancy of the Premises shall be in compliance with the requirements of all applicable Federal, State and local laws, ordinances, rules and regulations, including all applicable regulations and policies promulgated by DNR.  Tenant shall be responsible for obtaining all permits, licenses, inspections and approvals required for its use and occupancy of the Premises, and shall deliver to Landlord copies of all necessary permits, licenses, inspections and approvals prior to taking any action requiring such permits, licenses, inspections and approvals.  Tenant shall be responsible for and assume all liability in connection with any public hearings conducted in connection with the issuance of any permit, license or other governmental approval.

3.6.           Covenant of Title and Quiet Enjoyment.

Landlord represents and warrants that, subject to matters of record, (i) Landlord is the fee simple owner and record title holder of the Premises, (ii) Landlord has not received any notice and has no knowledge of any eminent domain or similar proceeding which would affect all or any portion of the Premises, (iii) Landlord has the full right, power and authority to enter into this Lease, subject to Board of Public Works approval and (iv) that Tenant, upon the payment of the Rent and performance of the covenants hereunder, will and may peaceably and quietly have, hold and enjoy the Premises and improvements thereon during the Term or any renewal or extension thereof. Additionally, Landlord may not take any action that will materially interfere with Tenant’s ingress and egress onto the Premises.

Section 4.          Insurance and Indemnification.

4.1.           Insurance to be maintained by Tenant.  During any major construction on the Premises as defined in Section 5.1.1.2, the Tenant shall cause the Contractor or others to maintain, at the Tenant’s own expense,

4.1.1.        Builder's Risk Insurance against special causes of loss in an amount not less than the full replacement cost of the improvements being constructed.  Such Builder’s Risk Insurance shall include soft cost coverage sufficient to pay Landlord for architect’s and engineer’s fees, construction loan interest, real estate taxes, Builder’s Risk Insurance premiums, and surety bond premiums.  Such Builder’s Risk Insurance will include flood and earthquake and will include permission to occupy and permission to test provisions.  Such Builder’s Risk Insurance will include coverage to property at off-site locations and to property in transit in amounts to fully insure these exposures.  Such Builder’s Risk Insurance shall include contingent liability from operation of building laws, increased cost of construction (subject to a limit not less than Two Million Five Hundred Thousand Dollars ($2,500,000.00) and demolition cost (subject to a limit not less than Two Million Five Hundred Thousand Dollars ($2,500,000.00) and shall have a deductible provision not to exceed Ten Thousand Dollars ($100,000) per occurrence.  The requirements of subsection (e) below shall only apply to the extent that the Builder's Risk Insurance is commercially available for a commercially reasonable sum not to exceed the amount set forth in the budget for the improvements to be constructed. In no event shall (i) the coverage limits of the Builder's Risk Insurance be reduced below the requirements of this subsection.

4.1.2.        Commercial general liability insurance on an “occurrence” (that is, not “claims made”) basis.  Such insurance shall be written on the Insurance Services Office for CG 00 01 then in use (or the equivalent thereof).  Tenant shall maintain Comprehensive General Liability Insurance with limits of at least One Million Five Hundred Thousand Dollars ($1,500,000.00) for any one person, Three Million Dollars ($3,000,000.00) for any one occurrence for death or personal injury, and Three Million Dollars ($3,000,000.00) for any one occurrence for property damage; or a Combined Single Limit for Bodily Injury and Property Damage in the amount of Six Million Dollars ($6,000,000.00). Such commercial general liability insurance shall include personal injury liability, contractual liability coverage and completed operations.

4.1.3.        Business automobile insurance.  Such business automobile insurance shall be in amounts not less than One Million Dollars ($1,000,000.00) per accident as a combined single limit for bodily injury and property damage and shall not contain a deductible (if any) exceeding Ten Thousand Dollars ($10,000.00) per accident.

4.1.4.        Umbrella liability insurance on an “occurrence” (that is, not “claims made”) basis.  Such insurance shall be in amounts not less than Twenty Five Million Dollars ($25,000,000.00) per occurrence as a combined single limit for bodily injury and property damage and Twenty Five Million Dollars ($25,000,000.00) as a general aggregate (such aggregate limit to be on a “per location” basis).  Such umbrella liability insurance shall include personal injury liability, contractual liability coverage and completed operations..

4.1.5.        Workers’ compensation and employer’s liability insurance.  Such workers’ compensation and employer’s liability insurance shall cover statutory benefits and shall have employer’s liability limits of not less than One Hundred Thousand Dollars ($100,000.00) per accident, One Hundred Thousand Dollars ($100,000.00) per employee for disease and Five Hundred Thousand Dollars ($500,000.00) as a policy limit for disease.  Such workers’ compensation and employer’s liability insurance shall include a waiver of subrogation provision in favor of the Landlord, the employees, directors, officers and representatives of the Landlord and any other person or entity required to receive such a waiver of subrogation under the terms of any contract or agreement pertaining to the project.

4.1.6.           Environmental impairment liability insurance, including coverage for microbial matter.  Such insurance shall be in amounts not less than Five Million Dollars ($5,000,000.00) per claim and Ten Million Dollars ($10,000,000.00) in the aggregate for environmental impairment liability and Two Million Dollars ($2,000,000.00) per claim and Four Million Dollars ($4,000,000.00) in the aggregate for microbial matter.  Such environmental impairment liability insurance is to include coverage for pollutants transported from the premises and for pollution to disposal sites.  Such insurance shall not contain a deductible exceeding Fifty Thousand Dollars ($50,000.00) per claim.

4.2.           During the Term of the Lease when no construction is occurring on the Premises, the Tenant shall maintain, at the Tenant’s own expense,

4.2.1.        hazard insurance to be carried and maintained with respect to the Premises in the amounts customarily maintained for real and personal property of the nature of those comprising the Premises by persons in similar circumstances.  The Landlord shall be named as a payee on any builder’s risk or hazard insurance policies procured pursuant to this Section.  Notwithstanding anything herein to the contrary, after the completion of any improvements, Tenant shall at all times maintain hazard insurance in an amount equal to the full replacement value of all improvements on the Premises, and

4.2.2.        insurance as provided in 4.1.2, 4.1.3, 4.1.4, and 4.1.5.

4.3.           Upon Lease commencement, Tenant shall furnish to Landlord evidence of any insurance required to be obtained pursuant to this Lease and furnish to Landlord at least 30 days before the expiration date of any such insurance additional evidence of the renewal of such insurance and the payment of the premiums thereof.

4.4.           Subject to Section 4.4.1 below, if any insurance policy is obtained pursuant to this Section, such policy shall not be cancelled or materially modified without Tenant first giving written notice thereof to the Lessor, at least 30 days in advance of such cancellation or modification.  In the event Tenant fails to pay any insurance premium when due, Landlord shall have the option but not the obligation of paying such insurance premiums on behalf of Tenant and, Tenant shall immediately, upon demand, repay such sum to Landlord as Additional Rent.

4.4.1.        Any insurance policy which names the Landlord as an insured (such as hazard insurance pursuant to Section 4.2.1) shall contain a provision to the effect that the insurance company shall not cancel the policy or modify it materially without first giving written notice thereof to the Landlord, at least 30 days in advance of such cancellation or modification.

4.5.           Any policy obtained by the Tenant in accordance with the provisions of this Section shall be issued in form reasonably acceptable to the Landlord and by good and responsible insurance companies licensed or admitted in Maryland.  The Tenant shall procure and maintain renewal or additional policies as often as any such policy shall expire or terminate, and shall furnish certificates thereof to the Landlord as hereinabove provided.  If the Tenant provides or is required by Maryland law to provide additional insurance coverage required by the License, the Tenant shall deliver to the Landlord a certificate of insurance which sets forth the coverage provided by such insurance, and such other information as the Landlord may reasonably require.  To the extent that the Tenant is also required to provide any portion of the insurance of this Lease under the Tenant’s License and such requirements conflict, Tenant shall obtain such insurance that will satisfy both this Lease and that required by the License.

4.6.           The Tenant will not do or permit anything to be done on or about the Premises that will affect, impair or contravene any policies of insurance that may be carried on the Premises, or any part thereof, or the use thereof against loss or casualty whether by fire, public liability, or otherwise.

4.7.           Commencing ten (10) years after the completion of the project and improvements, and every ten (10) years thereafter, upon request of the Landlord, Tenant shall engage an insurance consultant to review the adequacy of the insurance maintained for the project and improvements and activities being conducted on the Premises, and to prepare a written report of recommendations, if any, for changes to the insurance coverage then being provided.  Tenant shall modify its insurance coverage as soon as reasonably practicable to comply with the written recommendations of such insurance consultant.

4.8.           Indemnification of Landlord. Tenant and Tenant’s contractors and/or subcontractors shall be responsible for, and shall defend, indemnify and hold harmless the State of Maryland and the Department of Natural Resources, and its members, officers, agents, and employees against and from, any and all liability or claim of liability for personal injury, death or property damage (including reasonable attorneys' fees) arising out of the use, occupancy, conduct, operation or management of the Premises or other areas outside of the Premises being used by Tenant under this Lease, during the Term by Tenant or its agents, contractors, servants, employees, subtenants, licensees, or invitees including but not limited to:  (a) any breach or default by Tenant in performing any of their obligations under the provisions of this Lease or applicable law, or (b) any negligent or intentionally tortious act or omission.  Tenant agrees that indemnification as described in this section shall further mean and include indemnification of any injury or harm occurring as a result of Tenant's use and occupancy of the Premises or other areas outside of the Premises being used by Tenant under this Lease, pursuant to this Lease, even if the injury does not become apparent or does not manifest until after expiration of this Lease.

4.9           Indemnification of Tenant.  Subject to Title 12 of the State Government Article of the Annotated Code of Maryland, and subject to available and sufficient appropriations, Landlord and Landlord’s contractors and/or subcontractors shall be responsible for, and shall defend, indemnify and hold harmless Tenant, and its members, officers, agents, and employees against and from, any and all liability or claim of liability for personal injury, death or property damage (including reasonable attorneys' fees) arising out of its use, occupancy, conduct, repair or maintenance of the Premises during the Term by Landlord or its agents, contractors, servants, employees, subtenants, licensees, or invitees including but not limited to:  (a) any breach or default by Landlord in performing any of its obligations under the provisions of this Lease or applicable law, or (b) any negligent or intentionally tortious act or omission.  Landlord agrees that indemnification as described in this section shall further mean and include indemnification of any injury or harm occurring as a result of its presence on, use and repair/maintenance of the Premises pursuant to this Lease, even if the injury does not become apparent or does not manifest until after expiration of this Lease.

4.10.           Nothing in this Section 4 shall constitute a waiver of any immunity which Landlord may be entitled to under the laws of the State of Maryland, as they may be amended from time to time.

Section 5.          Improvements to Premises.

5.1.           General.  Except as otherwise provided in this Section 5., Tenant shall not make any structural alteration, addition or improvement to the Premises, nor raze any improvement, without first obtaining Landlord's written consent thereto, except that Landlord has given its prior approval for the repairs and improvements listed in Exhibit E attached hereto and made a part hereof. Notwithstanding the foregoing, Landlord shall have the right to withdraw and withhold such prior approval for all such repairs and improvements if, pursuant to Landlords review of final plans and specifications for such repairs and improvements under Section 5 of this Lease, the final plans and specifications for such repairs and improvements (i)  are materially inconsistent with the plans included in Exhibit E, (ii) fail to comply with state or local code or regulations pertaining to the protection of natural resources that Landlord identifies as needing such protection (including, but not limited to, protection of water quality and animal and plant species), (iii) are materially inconsistent with the requirements contained in the Request for Proposals # 2012-0102, or (iv) fail to comply with the 2000 Maryland Stormwater Design Manual (as the same may be amended) pertaining to stormwater management. The following procedures shall be utilized by Tenant to invoke Landlord's approval process required by this Section 5.1.

5.1.1.         Minor.   Tenant shall be permitted to make minor non-structural alterations, improvements or additions to the Premises which will cause no disturbance to the existing conditions of the land without Landlord’s consent, provided that Tenant submits a plan for such alteration, improvement or addition to the Area Manager at the notice address set forth in Section 12.

5.1.2.          Major.   When Tenant desires to make structural alterations, improvements or additions to the Premises which entail a change in land use or cause a disturbance to the existing conditions of the land (i.e. new construction, grading, excavation, clearing of trees, etc.), Tenant shall submit a detailed written request for approval to the Assistant Secretary for Land Resources at the notice address set forth in Section 12, with a copy to the Area Manager.  A request which involves disturbance to the existing conditions of the land shall require an internal environmental review by appropriate units of the Department of Natural Resources before Landlord approval can be given.   In the event the request involves a change in land use, Landlord will need to obtain Clearinghouse Approval which requires input from other State agencies and is coordinated by the Maryland Office of Planning.  Landlord will be diligent in receiving approval from the Clearinghouse Review but cannot commit to the timing of receipt of such approval. In the event that Landlord approval is capable of being given without consent or approval from another governmental entity, Landlord shall make a good faith effort to issue such approval within sixty (60) days of receipt of a complete proposal. If Landlord fails to render a decision within said sixty (60) days, Tenant may deem such approval to be granted so long as Landlord has not requested additional time in which to respond.

If Landlord consents to any such proposed alteration, addition, improvement or razing, it shall be made at Tenant's sole expense (and Tenant shall hold Landlord harmless from any cost incurred on account thereof), and at such time and in such manner so as not to unreasonably interfere with the use and enjoyment of the remainder of the Park by Landlord, any tenant thereof or other person.  Any improvements made to the Premises by Tenant shall be made only in a good and workmanlike manner, and in compliance with all applicable laws, regulations and ordinances, and plans and specifications approved in advance by Landlord.

5.1.3.           Tenant shall not (a) cause or allow any of its officers, employees, contractors, subcontractors, agents, assigns or invitees to cause the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials in amounts in excess of any legal requirement, (b) allow the storage or use of such substances or materials in any manner not sanctioned by law, or (c) allow any such materials or substances to be brought onto or near the premises, except as may be necessary to performing the obligations undertaken by Tenant hereunder. For purposes of this Lease, “Hazardous Substances and Materials” shall include, without limitation, those described in the Comprehensive Environmental response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; any similar and applicable federal, state or local laws relating to environmental requirements; and the regulations adopted under these acts. The Tenant shall defend, indemnify and hold harmless the State, its officers, employees and agents, against and from any liability, claim of liability or expense arising out of any release of hazardous materials on the Premises or Park caused by Tenant’s use thereof, or elsewhere if caused by Tenant or any person acting under Tenant. Tenant shall also give immediate notice to Landlord of any release of any Hazardous Substances and Materials on or near the Premises or Park, including a description of measures taken or proposed to be taken by Lessee to contain and/or remedy the release and any resultant damage to the Premises. Tenant shall at its own expense promptly take all steps necessary to contain and remedy any release of Hazardous Substances and Materials caused by Tenant on or near the Premises or Park. Tenant shall be fully and completely liable to the Landlord for any and all cleanup costs, and any and all other charges, fees, penalties (civil and criminal) imposed by any governmental authority with respect to Tenant’s use, generation, handling, storage, containment, disposal, and/or transportation of Hazardous Substances and Materials. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be liable or responsible for any Hazardous Substances and Materials, which were extant on the Premises prior to the Commencement of the Term of this Lease.

5.1.4.         Landlord represents and warrants that, to the best of the Park Manager’s knowledge and without investigation of the same, no leak, spill, discharge, emission or disposal of Hazardous Substances and Materials has occurred on the Premises and that the Premises and the soil, groundwater and soil vapor on or under the Premises are free of Hazardous Substances and Materials as of the date hereof.

5.2.           Improvements and Fixtures.   Any and all improvements (including, without limitation, those listed on Exhibit F),  repairs, alterations and all other property attached to or otherwise installed as a fixture within the Premises by Landlord or Tenant shall, upon termination of this Lease, or earlier termination, become Landlord's property without payment therefore by Landlord, except that any machinery, equipment or fixtures installed by Tenant at no expense to Landlord and used in the conduct of Tenant's trade or business (rather than to service the Premises generally) shall remain Tenant's property, and shall be removed by Tenant at the end of the Term (and any damage to the Premises caused by such removal shall be repaired to Landlord's satisfaction at Tenant's expense).

5.3.           Construction Requirements.   Tenant shall not be authorized to commence excavation or construction of any improvements on the Premises, until Tenant has satisfied the following requirements:

(a)           If Landlord’s consent is required under Section 5.1, obtained approval by Landlord of final plans and specifications for the improvements, alterations, or additions on or to the Premises including, but not limited to, site plans, excavation and grading plans, and plans and blueprints for the installation or erection of paving, underground, surface or above-ground utilities, stormwater management facilities or structures, and structures. Tenant shall select an Architect(s) and Engineer(s) to prepare necessary plans and all Architect(s) and Engineer(s) employed by Tenant must be currently licensed and in good standing with the State of Maryland.  The plans shall conform to the site conditions and to all required applicable laws, statutes, ordinances, and codes (including without limitation building, health, and fire codes) of all applicable governmental authorities as to the design and construction of the contemplated improvements.

(b)           received from Tenant's contractors and subcontractors payment and performance bonds in amounts not less than one hundred percent (100%) of the estimated costs for labor, material and construction of all improvements valued at or above Two Hundred Fifty Thousand Dollars and 00/100 ($250,000), naming the State of Maryland Board of Public Works as obligee, conditioned on completion of the improvements in accordance with the approved plans and specifications (or such other assurances as may be satisfactory to the Board of Public Works);

(c)           evidence of compliance with all applicable Federal, local and state building codes and copies of all necessary permits; including but not limited to the Maryland Building Performance Standards of the Public Safety Article of the Annotated Code of Maryland, Title 12, Subtitle 5,; the Maryland Building Rehabilitation Code of the Public Safety Article of the Annotated Code of Maryland, Title 12, Subtitle Ten; The Americans with Disabilities Act of 1990 (ADA); and the Maryland Building Code for the  Handicapped (MBCH).

(d)           certificates of insurance required to be maintained under Section 4 of this Lease.

(e)           evidence of compliance with any and all requirements or recommendations (if applicable) pertaining to the project submitted to the Maryland Department of Planning (“MDP”), by certain State agencies and local governments pursuant to the State Clearinghouse Review process including, but not limited to:  (i) Coordination of any access permit activities as noted in a review and recommendation form submitted by the Maryland State Highway Administration to the Maryland Department of Planning dated May 30, 2012, attached hereto as part of Exhibit G, and (ii) emission control permits, compliance with laws and regulations related to petroleum storage tanks, compliance with solid waste laws and regulations, compliance with lead paint abatement laws and regulations, as noted in letter from the MDP dated January 25, 2012, attached hereto as part of Exhibit G.

5.3.1.           Development and construction of the project shall be conducted and installed in a good and workmanlike manner and shall be completed and operations commence pursuant to the requirements set forth in the Request for Proposals # 2012-0102, Section 2.31, and the State Government Article of the Maryland Annotated Code, Section 9-1A-11(b); i.e., within eighteen (18) months from the date of the issuance of the License, with the possibility of up to two (2) six -month extensions at the discretion of Landlord and upon a showing by Tenant that extension(s) were received under Tenant’s License, force majeure excepted.

5.3.2.            Construction Contracts.  All firms contracting or subcontracting for work in connection with making structural improvements, alterations, repairs and maintenance to the Property shall be registered and licensed to practice in the State of Maryland as required by the State of Maryland Department of Labor, Licensing and Regulation.  All construction contracts entered into by the Tenant for work to be performed in connection with construction of Improvements on the Property shall provide the insurance, indemnity and other requirements of Section 4.

5.4.               Mechanics Liens.  Tenant has no authority, express or implied to encumber the Premises or take any action resulting in a lien being placed on the Premises.  Tenant acknowledges that pursuant to State Law a mechanic's lien may not be filed against State Property.  Notwithstanding the foregoing, if a mechanic's lien is wrongfully placed on the Premises, Tenant shall (a) immediately after it is filed or claimed, have released (by bonding or otherwise) any mechanics’, materialmens’ or other lien filed or claimed against any or all of the Premises or the Improvements, by reason of labor or materials provided for or about any or all of the Premises, or the improvements during the Term or otherwise arising out of Tenant's use or occupancy of any or all of the Premises, the improvements, and (b) defend, indemnify and hold harmless Landlord against and from any and all liability, claim of liability or expense (including, by way of example rather than of limitation, that of reasonable attorneys' fees) incurred by Landlord on account of any such lien or claim.

If Tenant fails to discharge any such lien within fifteen (15) days after it first becomes effective against any of the Premises, then, in addition to any other right or remedy held by Landlord on account thereof, Landlord may (a) discharge it by paying the amount claimed to be due or by deposit or bonding proceedings, and/or (b) in any such event compel the prosecution of any action for the foreclosure of any such lien by the lienor and pay the amount of any judgment in favor of the lienor with interest, costs and allowances.  Tenant shall reimburse Landlord for any amount paid by Landlord to discharge any such lien and all expenses incurred by Landlord in connection therewith, together with interest thereon at the rate of ten percent (10%) per annum from the respective dates of Landlord's making such payments for incurring such expenses (all of which shall constitute Additional Rent).

Nothing in the provisions of this Lease shall be deemed in any way (a) to constitute Landlord's consent or request, express or implied, that any contractor, subcontractor, laborer or materialman provide any labor or materials for any alteration, addition, improvement or repair to any or all of the Premises, or (b) to give Tenant any right, power or authority to contract for or permit to be furnished any service or materials, if doing so would give rise to the filing of any mechanics' or materialmens; lien against any or all of the Premises or Landlord's estate or interest therein, or (c) to evidence Landlord's consent that the Premises be subjected to any such lien.

5.5.               Compliance with Maryland Historic Preservation Law.  Tenant acknowledges that pursuant to the Annotated Code of Maryland, State Finance and Procurement Article Sections 5A-325 and 5A-326, Tenant shall, as early in the construction planning process as possible, using Landlord as a liaison, consult with the Maryland Historical Trust to determine if the proposed construction, alteration, or improvement to the Premises will adversely affect any improvement on the Premises that is listed in or is eligible for the Maryland Register of Historic Properties.  If the Maryland Historical Trust recommends alterations to the construction plans, and such alterations are required by law or deemed mutually advisable by Landlord and Tenant, Tenant shall bear the entire cost of planning for and implementing such alterations.

5.6.             Relocation of Golf Cart Barn.  Tenant may, at Tenant’s sole expense, relocate the existing Golf Cart Barn from its current location as shown on Exhibit B of this Lease, to the new location as shown on Exhibit B of this Lease as Parcel 5, but which is not included in the leased premises at the commencement of this Lease (the “Resort Satellite Use Area”, being the same area designated for possible additional Resort parking) or, alternatively, to a different location within the Premises subject to Landlord's review and approval. In the event that Tenant elects to relocate the Golf Cart Barn to the Resort Satellite Use Area, subject to the aforementioned, Tenant and Landlord shall memorialize in writing that the Resort Satellite Use Area has thereafter been added to the description of the leased Premises for use either for relocation of the Golf Cart Barn or for additional parking, the possible addition of said Parcel 5 being hereby approved by the Board of Public Works pursuant to the Board’s approval of this Lease.

5.7.           Relocation of Aviary.  Tenant shall, at Tenant’s sole expense, relocate the existing Aviary from its current location as shown on Exhibit B to this Lease, to the new location as shown on Exhibit H to this Lease, provided that Tenant’s total liability for costs under this Section are capped at $60,000.  Any costs in excess of $60,000 shall be paid by Landlord.

5.8.           Parking for Resort.  Unless otherwise agreed to by the parties, Resort employees and guests shall be allowed to park their vehicles outside of the leased Premises, but inside the Park, at the following times and at the following locations, provided that space is available: In the main day use lot on most days, with the exception of special event days (also called “White Flag” days) and weekends from Memorial Day until, and including, Labor Day (the excepted days totaling approximately 32 days per year). For days on which such parking is not available, Resort Employees and guests shall be allowed to park in Park’s amphitheater lot as long as spaces are available.

5.8.1.        Parking Behind Park Offices.  Tenant may elect to establish additional parking for employees and guests in the area adjacent to the Park office as shown on Exhibit B of this Lease as parcel 5, but which is not included in the leased premises at the commencement of this Lease (the "Resort Satellite Use Area", being the same area designated for possible relocation of the Golf Cart Barn). In such event, Tenant and Landlord shall memorialize in writing that the Resort Satellite Use Area has thereafter been added to the description of the leased Premises for use either for additional parking or for relocation of the Golf Cart Barn, the possible addition of said Parcel 5 being hereby approved by the Board of Public Works pursuant to the Board’s approval of this Lease.

5.9.           Trail Relocation/Realignment.  There is an existing recreational trail known as the Lakeside Loop Trail (“Trail”), located in the Park and partly within the leased Premises. Tenant shall, to the extent that any portion of the existing Trail is lost or otherwise impacted by Tenant’s construction and improvements, replace that portion of the Trail. In such event and at Tenant’s sole expense, Tenant shall realign/relocate the Trail from its current location as shown on Exhibit I to this Lease, to the new location as shown on Exhibit I to this Lease in substantially the same condition as the current trail or, alternatively, to a different location subject to Landlord’s review and approval.

5.10.         Storage.   In order to address Tenant’s possible need for temporary storage space outside of the Premises, Landlord and Tenant shall attempt to identify such storage area(s) (“Storage Area”) that are mutually acceptable to Landlord and Tenant, and any such Storage Area shall be subject to Landlord approval upon such terms and conditions as are acceptable to Landlord, and shall be provided to Tenant for no additional consideration. Any expense associated with such storage shall be Tenant’s responsibility. Any such storage shall not be considered to be part of the leased Premises, and Tenant’s use of such storage is revocable by Landlord at any time.

Section 6.          Maintenance and Services.

6.1.           Maintenance by Landlord.  None, except for limited road maintenance as per 6.2.1 below.

6.2.           Maintenance by Tenant.  Subject to Section 6.2.1.,Tenant shall maintain, preserve and keep the Premises  and all appurtenant areas in good condition and repair, safe and suitable for the uses intended herein, and (except as provided in subsection 6.2.1. below) clear of snow, ice and debris. Tenant shall promptly make any and all repairs, replacements, or improvements, interior and exterior, structural and non-structural, ordinary or extraordinary, foreseen or unforeseen with respect to the Premises, including all appurtenant areas as is necessary to maintain the Premises in good order and condition. The Tenant shall keep and maintain the Premises and the sidewalks, curbs and parking areas and all appurtenant areas in a clean and orderly condition, free of rubbish and unlawful obstructions.

6.2.1.        Road Maintenance.  During regular, scheduled hours of operation of the Park, Landlord shall clear Lakeview Drive and Lakeshore Drive (but not the parking lots or other roads on or leading onto the Premises) of snow and ice. Notwithstanding the previous sentence, Tenant shall have the right, but not the obligation, to clear either of those roads of snow and ice on its own in the event that Landlord is unable to do so or does not do so in a manner that is satisfactory to Tenant, or for any other reason. In no event, however, shall the failure of either party to clear either of those roads of snow or ice constitute a default under this Lease. Additional custodial maintenance, such as removal of litter and other debris, shall be shared by Landlord and Tenant. Landlord shall be responsible for long term maintenance, improvements and resurfacing of Lakeshore Drive and Lakeview Drive, Lakeshore Drive and Lakeview Drive being identified and shown on Exhibit B attached hereto and made a part hereof. Tenant shall be responsible for all maintenance of other roads and parking lots within the leased premises.

6.2.2.        Golf Course. The Tenant shall maintain the Golf Course in good condition and repair, pursuant to standards developed by the United States Golf Association (“USGA”) or a comparable organization should the USGA cease to exist.  The Tenant shall also follow accepted maintenance practices and principles adopted by the Golf Course Superintendents Association of America to implement the Integrated Turf Management Program dated June, 1994 for compliance with the Maryland Department of Environment 401 Water Quality Certification. All golf carts utilized on the Premises and on the Golf Course shall be battery operated; no gas-powered golf carts shall be allowed on the Premises or on the Golf Course. Except as otherwise described below, the Tenant shall operate, maintain and repair the Golf Course in a manner to ensure that the Golf Course may be promoted and marketed as a Jack Nicklaus Signature Golf Course, in accordance with the terms and conditions of the Nicklaus Contract, attached hereto as Exhibit J.  The Tenant shall, to the extent applicable, comply with the State of Maryland Service Contract by and between the State of Maryland Department of General Services and the Department of Natural Resources, and Jack Nicklaus Golf Services dated February 10, 1988 (as amended and assigned on April 15, 1996).

6.2.3.        Non-Exclusive Right to Use Maintenance Facility.  The Landlord grants to the Tenant a right of access to and use of, on a non-exclusive basis and for no additional consideration, the maintenance facility and adjacent parking located in the Park in the area as shown on Exhibit B attached hereto and made a part hereof (the “Maintenance Facility”), together with the access road to the Maintenance Facility. The Tenant shall promptly pay to Landlord upon demand, a pro rata share of the costs of keeping the Maintenance Facility maintained and operational.  The Tenant and the Landlord shall work cooperatively in scheduling use of the Maintenance Facility. Said access and use is freely revocable by Landlord with ninety (90) days written notice to Tenant, and Landlord also reserves the right to relocate the Maintenance Facility to another location inside the Park upon said written notice.  Landlord shall, at Landlord’s sole cost and expense but subject to available and sufficient appropriations for same, keep the Landlord’s Maintenance Facility structures (but not Tenant’s maintenance facility structures), and the adjacent parking area,  in good condition and repair, safe and suitable for the uses intended herein. Tenant shall be responsible for keeping Tenant’s maintenance facility structures in good condition and repair, safe and suitable for the uses intended herein.

6.2.4.        Tenant’s Fuel Improvements.  Tenant may, at Tenant’s sole expense, install an above-ground fuel system (“Tenant Fuel System”) to meet their fueling needs (gasoline and diesel), to be located either inside the existing Maintenance Facility area or within the leased Premises.  The exact location of Tenant Fuel System, whether inside the leased Premises or within the Shared Maintenance area, shall be subject to Landlords approval. If located inside the existing Maintenance Facility, it shall not be considered as part of the leased Premises and shall be subject to the terms and conditions of Section 6.2.3.

6.2.5.        Tennis and Volleyball Courts.  Subject to the conditions of this 6.2.5, Tenant may elect to establish additional parking in the existing tennis and volleyball court area shown on exhibit B as Parcel 4., for the purpose of reducing the amount of parking that might otherwise be established between parking area F (as shown on “PARKING SUMMARY – 1020 TOTAL STALLS” included in Exhibit E of this Lease) and the lake, with the objective of minimizing the loss of existing forest cover in proximity to the lake. In such event, and upon satisfaction of all of the conditions set forth below in a manner that is fully satisfactory to Landlord in Landlord’s sole discretion, Tenant and Landlord shall memorialize in writing that Parcel 4 has thereafter been added to the description of the leased Premises for additional parking, the possible addition of said Parcel 4 being hereby approved by the Board of Public Works pursuant to the Board’s approval of this Lease.

Landlord’s approval to add Parcel 4 to the leased premises as described above, shall be conditioned upon Tenant’s satisfying the following conditions in a manner that is completely satisfactory to Landlord:

1.      Tenant shall, at Tenant’s sole expense, replace the existing playground and relocate it from its current location on parcel 4, to a new location to be identified by Landlord.

2.      Parking on Parcel 4 shall never exceed a maximum amount of 214 parking spaces.

3.      Tenant shall, at Tenant’s sole expense, establish substantial landscaping on Parcel 4 in order to create sufficient visual screening of the parking areas located on Parcel 4 from public view.

6.3.           Impositions.  Tenant agrees, through the entire term of this Lease, that it will pay or cause to be paid all Impositions, if any are imposed on the Landlord or Tenant, as that term is defined in below, upon the Premises or the Improvements, or both, as the same become due and payable, before any penalty attaches.

6.3.1.        As used herein the term “Imposition” shall mean all real estate taxes, payments in lieu of real estate taxes, assessments (including, without limitation, all assessments or charges for public improvements, benefits or utilities, whether connected or not connected or completed prior to the date hereof and whether or not completed within the term hereof), water, sewer or other rents, rates and charges, and all excises, levies, license fees, permit fees, inspection fees and other authorized fees and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all interest, fines, penalties, costs and other charges thereon), which at any time during or in respect of the term hereof may be assessed, levied, confirmed or imposed on or in respect of or be a lien or encumbrance upon (i) the Premises or Improvements, or both, or any part thereof, or any rent there from or any estate, right, or interest therein, or (ii) any occupancy, use or possession of or activity conducted on the Premises or the Improvements, or both, or any part thereof.

6.3.2.        Tenant shall incur in its own name only and be responsible for the payment of utilities in connection with the operation and maintenance of the Improvements on the Premises. Landlord shall not be responsible for interruptions or failure of utility services to or at the Premises.

6.3.3.        Tenant shall establish and have in place utility and other service accounts necessary for its use of the Premises and appurtenances hereunder prior to the Commencement of this Lease.  Tenant acknowledges that Landlord shall terminate and/or transfer all utility and other service accounts immediately upon Commencement of this Lease and under no circumstances shall Tenant make use of Landlord’s utility or other service accounts related to or serving the Premises.

6.4.         Shared Systems.  The water supply and wastewater treatment systems (“Water Systems”) serving the Park, including the Premises, are currently provided by the Maryland Environmental Service (“MES”). Tenant shall, throughout the Term of this Lease, receive all of Tenant’s Water Systems services, including operations and maintenance, from MES (or from such Water Systems provider that DNR or the State shall elect to replace MES at any time in the future), and Landlord and Tenant shall share the cost of operation and maintenance of such Water Systems on a pro rata basis, provided that MES (or such other Water Systems provider) can provide an adequate supply of water to the Premises.  In the event that Tenant ever determines that the water supply is not adequate, Tenant shall be required to substantiate such determination to the satisfaction of Landlord.

Section 7.          Landlord’s Right of Entry.

7.1.           General.  During periods of construction, Landlord, its agents and other authorized representatives, shall have the right to enter into and upon the Premises at all reasonable hours during the course of construction for the purpose of inspecting and testing the same and ascertaining the progress of the construction and compliance of the project with the provisions of this Lease.  Any reports created regarding the testing and inspection shall be provided to Tenant.  Any such inspection or test is for the sole benefit and at the sole expense of the Landlord and shall not relieve the Tenant of the responsibility for taking such measures to assure that the project fully complies with the requirements of the provisions of this Lease.  Inspection or tests or any action or inaction with respect thereto shall not be construed as changing the obligations of the Tenant.

At all other times, the Landlord and its agents shall be entitled to enter the Premises at all reasonable times upon two (2) days prior notice (a) to inspect the Premises, and (b) for any other purpose relating to the operation or maintenance of the  Premises, and (c) for fulfilling any other duties or obligations which the Landlord has under the terms of this Lease or otherwise as an agency of the State of Maryland, provided such entry does not adversely and materially interfere with the Tenant’s use of the Premises.  Notwithstanding the foregoing, the Landlord shall not be required to provide the Tenant with notice prior to the entry onto the Premises if the landlord determines in its reasonable discretion that such entry is necessitated by an emergency or in connection with the Landlord’s reservation of rights for access described in the granting clause of this Lease.

Notwithstanding anything in this Section 7.1 to the contrary and subject to Title 12 of the State Government Article of the Annotated Code of Maryland, and subject to available and sufficient appropriations , Landlord and Landlord’s contractors and/or subcontractors shall be responsible for, and shall defend, indemnify and hold harmless Tenant, and its members, officers, agents, and employees against and from, any and all liability or claim of liability for personal injury, death or property damage (including reasonable attorneys' fees) arising out of its observance, occupancy, conduct, repair or maintenance of the Premises pursuant to this Section 7 during the Term by Landlord or its agents, contractors, servants, employees, subtenants, licensees, or invitees.

Notwithstanding anything in this Section 7 to the contrary, Landlord shall not be entitled to any areas of the gaming facility that are designated as “restricted access” pursuant to the Tenant’s written system of internal controls or are specifically restricted to individuals who have been backgrounded and licensed by the State of Maryland except on the express written consent of an authorized Maryland State Lottery Commission representative.

7.2.           Dedication of Rights of Ways for Sewers, Roads and Utilities.  Neither Landlord subject to the approval of the State of Maryland Board of Public Works, nor Tenant will unreasonably refuse to grant and dedicate to the State, the County, any other municipal corporation, the public generally, and any public utility company, an easement for storm sewers, sanitary sewers, water lines, electric lines, gas lines and other public utilities, in or through the Premises.  Landlord shall be entitled to access any utility lines, pipes or other public utility for use in connection with Landlord's adjacent Park property.

Section 8.          Fire and Other Casualties.

8.1.           Destruction of the Premises.

In case of any damage to or destruction of the Premises or any part thereof, Tenant, at its sole cost and expense, shall promptly commence and complete the restoration, replacement or rebuilding of the Premises as nearly as possible to its value, condition and character immediately prior to the damage or destruction.  Provided, however, that if such damage or destruction occurs during the last year of the Term, or if seventy-five percent (75%) or more of the Premises is destroyed, Tenant shall have the option to terminate this Lease.  Notwithstanding any provision to the contrary herein contained, as long as Tenant maintains insurance as required by Section 4 of this Lease, Tenant's obligation to repair or restore the Premises shall be limited to the amount of such insurance proceeds received for such repair and restoration.

In the event the Tenant terminates this Lease as set forth above in Section 8.1., (a) the Tenant shall pay to the Landlord all Rent payable by the Tenant hereunder and accrued through the date of such termination, (b) the Landlord shall repay to the Tenant any and all prepaid Rent for periods beyond such termination subject to Landlord’s offset for any unpaid obligations arising from the Lease, (c) the Tenant shall, upon Landlord’s request but only to the extent that insurance proceeds are made available to the Tenant for such purpose, raze any damaged Improvements and restore the Land to a safe condition as requested by the Landlord, and (d) after such termination, the Landlord may enter upon and repossess the Property without further notice.

8.2.           Tenant’s Negligence.  Anything contained in any provision of this Lease to the contrary notwithstanding, if any such damage to the Premises is caused by or results from the negligent or intentionally tortious act or omission of Tenant, those claiming under Tenant or any of its officers, employees, agents or invitees, Tenant shall pay to Landlord upon demand, as Additional Rent, the cost of (a) any repairs and restoration made or to be made as a result of such damage, or (b) (if Landlord elects not to restore the Premises) any damage or loss which Landlord incurs as a result of such damage.

Section 9.          Condemnation.

9.1.           Substantial Condemnation.     If all or substantially all of the Premises are taken by the exercise of any power of eminent domain or are conveyed to or at the direction of any governmental entity under a threat of such taking to such an extent that Tenant cannot economically operate the gaming facility at a commercially reasonable level (each of which is herein referred to as a “Condemnation”), this Lease shall terminate on the date (hereinafter referred to as the “Vesting Date”) on which the title to so much of the Premises as is the subject of such Condemnation vests in the condemning authority.

9.2.           Less than Substantial Condemnation.  If less than substantially all of the Premises is taken, as aforesaid,

9.2.1.        this Lease shall continue in full force and effect unless Tenant (a) reasonably determines that its ability to use and occupy the Premises, in substantially the same manner as contemplated in this Lease, has been and will continue to be substantially impaired after such Condemnation, and (b) notifies Landlord thereof within thirty (30) days after the Vesting Date, in which event this Lease shall terminate on the date set forth in such notice (which date shall be at least thirty (30) days and not more than ninety (90) days after the date on which such notice is given);

9.2.2.         If Tenant does not terminate the Lease, the Annual Rent shall be reduced pro rata in relation to the amount of the Premises that was taken.

9.3.           Condemnation Proceeds.  Any proceeds from an award of damages given in connection with a condemnation shall be apportioned between the Landlord and the Tenant as entitled to them by their interests in the Property and under the laws of the State of Maryland.

Section 10.        Assignment and Subletting.

10.1.           General.  Landlord's Fee Simple interest in the Premises may not be encumbered or subordinated by operation of this Lease or by any action taken by Tenant.

10.2.           Tenant hereby acknowledges and agrees for itself and its successors and assigns in interest hereunder that, except as otherwise provided for in this Section 10 of the Lease, it will not (a) assign or otherwise transfer this Lease or any of its rights under this Lease, as to all or any portion of the Premises or otherwise, or (b) make or permit any voluntary or involuntary total or partial sale, lease, sublease, assignment, conveyance, or license, of any or all of the Premises, any of Tenant’s rights under this Lease, or the occupancy or use of any or all of the Premises (each of which is hereinafter referred to as a “Transfer”) without first obtaining the express written consent thereto by Landlord and the State of Maryland Board of Public Works (which consent shall not constitute a consent to any subsequent such Transfer, whether by the person hereinabove named as “Tenant” or by any such transferee).  Any person to whom any Transfer is attempted without such consent shall have no claim, right or remedy whatsoever hereunder against Landlord, and Landlord shall have no duty to recognize any person claiming under or through the same.  No Transfer made with or without Landlord's consent shall alter or impair the obligations of Tenant hereunder before such Transfer.  Tenant shall only be released from its obligations hereunder upon a Transfer approved by Landlord and only if Tenant's assignee agrees in writing to assume all of Tenant's obligations hereunder.

10.3.           Permitted Assignments and Subleases.  Pursuant to Section 10-305 of the State Finance and Procurement Article of the Annotated Code of Maryland, any sublease or assignment or any other transfer or change of control in or of the Tenant or leasehold estate on property owned by the State of Maryland is subject to the prior approval of the State of Maryland Board of Public Works.  Notwithstanding the foregoing, and subject to Section 10.5 below, the State of Maryland Board of Public Works hereby approves Tenant’s granting of a First Leasehold Mortgage for purposes of financing the improvements and performance obligations required of Tenant under this Lease, with all proceeds being used solely for purposes of the project contemplated herein.

The State of Maryland Board of Public Works also approves the assignment of this Lease to the First Leasehold Mortgagee, in the event of a default under said First Leasehold Mortgage uncured within the applicable notice and grace periods under said First Leasehold Mortgage, which gives rise to an assignment, sublease or other transfer of the leasehold estate to the First Leasehold Mortgagee, provided however, that the First Leasehold Mortgagee gives the Landlord a copy of any notice of default pursuant to the First Leasehold Mortgage, and notice of its intention to foreclose pursuant to the First Leasehold Mortgage.  Notwithstanding the foregoing, any assignment or other transfer of all or any part of the leasehold estate by Tenant, the First Leasehold Mortgagee or any other party (including but not limited to a sale, assignment, sublease or transfer of the leasehold estate by the First Leasehold Mortgagee to a third party as the result of a foreclosure under First Leasehold Mortgage), shall be subject to the prior approval of both the Landlord and the State of Maryland Board of Public Works, which approvals shall be granted if the prospective assignee of the Tenant’s interest in the Lease satisfies the following criteria:  (a) is a “responsible bidder or offeror” as defined in Md. Code, State finance & Procurement Article, §11-101 (r) and makes the certification required in Md. Code, State Finance & Procurement Article § 13-222; (b) provides working capital for the Project equal to at least six months worth of operating expenses as determined by the project’s budget for the most recent Operating Year; (c) is capable of curing all uncured Events of Default existing at the time of the assignment of the Lease; (d) has business experience equivalent or superior to the Tenant with regards to operating the Premises as a first class hotel/resort, championship golf course, and video lottery venue if the project is being operated by an Operator other than Tenant, has an Operator meeting the approval of the Board of Public Works, and (e) is acceptable to Landlord as a reasonable replacement to Tenant.  In the event either the Landlord or the State of Maryland Board of Public Works fails to respond within forty-five (45) days to a request for approval as required in this Section, such request shall be deemed approved.

The Landlord and the State of Maryland Board of Public Works may also condition their consent to any assignment of this Lease upon the entry by such assignee into an agreement with Tenant (and in form and substance reasonably satisfactory to the Landlord and the State of Maryland Board of Public Works), providing for such assignee’s assumption of all of the Tenant’s obligations hereunder.

10.3.1.       In the event that Tenant’s video lottery operation license terminates prior to the termination of this Lease and Tenant elects to have its Leasehold Interest purchased in full (i.e. a buyout of Tenant’s interest in the premises),  the Maryland Board of Public Works hereby conditionally approves the assignment of Tenant’s interest in this Lease, subject to any such assignee satisfying the above-referenced criteria and conditions as prerequisites for the Board’s approval.

10.4.          Notwithstanding anything else to the contrary contained in this Section 10, in the event that Tenant’s video lottery operation license terminates prior to the termination of this Lease, Tenant shall be allowed to (a) continue as Tenant under this Lease and shall be permitted to  sublease the Premises to any successor holder of a video lottery operation license to operate video lottery on the Premises; or (b) terminate this Lease upon ninety (90) days advance written notice to Landlord.

Tenant shall in good faith negotiate a sublease within ninety (90) days of the selection of a successor license holder. Failure to negotiate in good faith or to execute a sublease of the premises on terms acceptable to Tenant, Landlord and/or a successor Licensee shall constitute a default under this Lease.

The Landlord and the State of Maryland Board of Public Works may condition its consent of any sublease, upon being reasonably satisfied with the terms and conditions of any sublease agreement entered into by the Tenant.  Sublease agreements shall not in any way conflict with the terms of this Lease, and shall require that the subtenant carry the same liability insurance and indemnify the State of Maryland and the Landlord to the same extent as required by the Tenant pursuant to the terms of this Lease.  Unless otherwise specifically agreed to in advance by the Landlord and the State of Maryland Board of Public works, the sublease agreement shall provide that it shall automatically terminate in the event this Lease expires or is earlier terminated.

10.5.           Mortgage and Security Interests. Landlord shall make reasonable efforts to accommodate the future reasonable requests of Tenant or its financing provider(s) to execute such additional documents to accommodate reasonable requests by Tenant’s financing provider(s) for a security interest in Tenant’s leasehold interest in the demised Premises including, but not limited to, (a) an agreement to provide notice to Tenant’s financing provider(s) in the event of a default by Tenant, (b) an agreement to provide Tenant’s financing provider(s) a reasonable opportunity to cure in the event of a default by Tenant, (c) an acknowledgement by Tenant’s financing provider(s) that any equipment and trade fixtures installed on the demised Premises by Tenant shall remain the property of Tenant and shall not become a fixture owned by the Landlord, subject to Section 5.2. of this Lease.

At the time Tenant enters into a leasehold mortgage or other such lender-held leasehold security interest (“Leasehold Mortgage”), there shall be no uncured Event of Default under this Lease (and no event or condition shall exist which with the giving of notice or the passage of time, or both, would constitute an Event of Default).  Landlord agrees to provide to a prospective Mortgagee an estoppel certificate as to such facts and based on Landlord’s knowledge, in conjunction with the granting of a Leasehold Mortgage.

All rights of a Mortgagee acquired under a Leasehold Mortgage shall be and are subject to each of the provisions set forth in this Lease, and to all rights and interests of Landlord under this Lease and its fee simple interest in the Property, and each Leasehold Mortgage shall state by its terms that it is subordinate and subject to Landlord’s interests under this Lease in all respects.

Section 11.        Default.

11.1.           Definition.  It shall be an event of default (“Event of Default”) if (a) Tenant fails to pay any Rent, or other sum which it is obligated to pay by any provision of this Lease, when and as due and payable hereunder and without demand therefore, or to perform any of its other obligations under the provisions of this Lease, or if Tenant’s License is ever revoked or otherwise terminated for cause; or (b) Landlord fails to perform any of its obligations under the provisions of this Lease.

11.2.           Notice; Grace period.  Anything contained in the provisions of this Section to the contrary notwithstanding, on the occurrence of an Event of Default, the non-defaulting party shall not exercise any right or remedy on account thereof which it holds under any provision of this Lease or applicable law unless and until

11.2.1.        the non-defaulting party has given written notice thereof to defaulting party, and

11.2.2.        Defaulting party has failed, (a) if such Event of Default consists of Tenant’s failure to pay money, within fifteen (15) days after Landlord gives such written notice to pay all of such money, or (b) if such Event of Default consists of something other than a failure to pay money, within thirty (30) days after the non-defaulting party gives such written notice to cure such Event of Default (or, if such Event of Default is not reasonably curable within such period of thirty (30) days, to begin to cure such Event of Default within such thirty (30) day period and to diligently pursue such cure thereafter until it is fully cured.  In the event that the defaulting party is unable to fully cure such Event of Default within ninety (90) days, the non-defaulting party, at its sole discretion, shall have the right to exercise any and all of defaulting party’s rights on event of default contained in this Lease.

11.2.3.        Notwithstanding the foregoing, no such notice of default shall be required to be given, and (even if Landlord gives such notice) the defaulting party shall be entitled to no such grace period, (i) in any emergency situation in which, in the non-defaulting party’s reasonable judgment, it is necessary for the non-defaulting party to act to cure such Event of Default without giving such notice, or (ii) if an Event of Default occurs more than twice during any twelve (12) month period (regardless of whether the current Event of Default is the same as any previous Event of Default for which a notice was given).

11.3.           Landlord's Rights on Tenant’s Event of Default.

11.3.1.        On the occurrence of any Event of Default by Tenant, Landlord may (subject to the operation and effect of the provisions of subsection 11.2.)

(a)           terminate this Lease by giving written notice of such termination to Tenant, which termination shall be effective as of the date of such notice or any later date therefore specified by Landlord therein and upon such termination repossess the Premises in accordance with the requirements of applicable law; and/or

(b)           cure such Event of Default in any other manner; and/or

(c)           pursue any combination of such remedies and/or any other right of remedy available to Landlord on account of such Event of Default under this Lease and/or at law or in equity.

Nothing herein contained shall limit or prejudice Landlord’s right to damages, by reason of such termination.

11.3.2.        On the occurrence of an Event of Default by Tenant, Tenant shall, immediately on its receipt of a written demand therefore from Landlord, pay to Landlord, as Additional Rent, an amount sufficient to reimburse Landlord for (a) all expenses (including, by way of example rather than of limitation, any and all repossession costs, management expenses, operating expenses, reasonable legal expenses and attorneys' fees) incurred by Landlord (i) in curing or seeking to cure any Event of Default and/or (ii) in exercising or seeking to exercise any of Landlord's rights and remedies under the provisions of this Lease and/or at law or in equity on account of any Event of Default, and/or (iii) otherwise arising out of any Event of Default.

11.4.           Tenant’s Rights on Landlord’s Event of Default.  On the occurrence of any Event of Default by Landlord, Tenant may (subject to the operation and effect of the provisions of subsection 11.2.) pursue any legal remedy available to Tenant on account of such Event of Default.

Section 12.        Notices.  Any notice, demand, consent, approval, request or other communication or document to be provided hereunder to a party hereto shall be (a) given in writing, and (b) deemed to have been given (i) forty-eight (48) hours after being sent by certified or registered mail in the United States mails, postage prepaid, return receipt requested, if to Landlord:  Department of Natural Resources, c/o Kristin Saunders Evans, Assistant Secretary for Land Resources, 580 Taylor Avenue, Annapolis, Maryland 21401, with a copy to: Department of Natural Resources, c/o Jean Lipphard, Director, Land and Property Management, 580 Taylor Avenue, Annapolis, Maryland 21401, with a copy to: Mary Ironside, Park Manager, Rocky Gap State Park, 12500 Pleasant Valley Road, NE, Flintstone, Maryland 21530, and if to Tenant: Damon E. Schramm, Vice President and General Counsel, Lakes Entertainment, Inc., 130 Cheshire Lane, Suite 101, Minnetonka, MN 55305  ,or to such other address or named recipient in the United States of America as such party may designate from time to time by notice to the other, or (ii) (if such party's receipt thereof is acknowledged in writing) upon its hand or other delivery to such party.

Section 13.        Taxes.  The Tenant shall pay, prior to the accrual of any interest or penalties thereon, all governmental impositions (including, without limitation, taxes of every kind and nature whatsoever) and assessments, if any, lawfully levied or assessed upon or in respect of the Property, or upon any part thereof or upon any Revenues (as defined in the Indenture) therefrom.  Nothing contained in this Section shall be construed to prevent the Tenant from contesting in good faith any governmental imposition or assessment with respect to the Property or the Revenues, provided that such contest shall not materially adversely affect the effective use or operation of the Property.

Section 14.        General.

14.1.           Effectiveness.  This Lease shall become effective upon and only upon its execution and delivery by each party hereto, and upon receipt of approval and execution by the State of Maryland Board of Public Works.

14.2.           Complete Understanding.  This Lease represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same.  No inducements, representations, understandings or agreements have been made or relied upon in the making of this Lease, except those specifically set forth in the provisions of this Lease.  Neither party hereto has any right to rely on any other prior or contemporaneous representation made by anyone concerning this Lease which is not set forth herein.

14.3.           Amendment.  This Lease may be amended by and only by an instrument executed and delivered by each party hereto.

14.4.           Applicable law.  The provisions of this Lease shall be governed by the laws of the State of Maryland and the parties hereto expressly agree that the courts of the State of Maryland shall have jurisdiction to decide any question arising hereunder after all administrative remedies, if any, have been exhausted.

14.5.           Waiver.  Landlord shall not be deemed to have waived the exercise of any right it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by Landlord in exercising any such right shall be deemed a waiver of its future exercise).  No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.  Nothing in this Lease shall constitute a waiver of any immunity which the Landlord may be entitled to under the laws of the State of Maryland, as they may be amended from time to time.

14.6.           Severability.  No determination by any court, governmental body or otherwise that any provision of this Lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other such provision, or (b) such provision in any circumstance not controlled by such determination.  Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

14.7.           Non Discrimination.  Tenant under the provisions of Title VII of the Civil Rights Act of 1964 agrees not to discriminate against any employee or applicant for employment because of sex, race, age, creed, color, religious affiliation, mental or physical disability, national origin, ancestry or marital status.  Tenant further agrees to post, in conspicuous places available to employees and applicants for employment, notices setting forth the above agreement not to discriminate.  Tenant will not discriminate in the conduct and operation of its business in the leased premises against any person or group of persons because of sex, race, age, creed, color, religious affiliation, mental or physical disability, national origin, ancestry or marital status.

14.8.           Affirmative obligations of Landlord arising from this Lease, if any, are conditioned and contingent upon sufficient and available appropriations being made by the State of Maryland for their performance.  Nothing in this Lease will arise to, or be construed to cause, an unfunded liability of the State.

14.9.           Certificate of Corporation.  Tenant hereby certifies that it is a domestic limited liability company which is registered or qualified in accordance with the Corporations and Associations Article of the Annotated Code of Maryland and is in good standing and has filed all its annual reports with the State of Maryland Department of Assessments and Taxation.

Tenant further certifies that as of the date of this Lease, it and its constituent members, owners, and/or affiliated entities has paid all taxes due to the State of Maryland and has filed all required returns and reports with the Comptroller of the Treasury, the State Department of Assessments and Taxation, and Employment Security Administration and paid all withholding Taxes due to the State of Maryland.

14.9.1.        Neither the execution or delivery by the Tenant of this Lease, nor the consummation of the transactions contemplated hereby or the fulfillment by the Tenant of its obligations hereunder (i) conflicts with, violates or results in a breach of any constitution, law or governmental regulation applicable to the Tenant or (ii) conflicts with, violates or results in a breach of any term or condition of any judgment or decree, or any agreement or instrument, to which the Tenant is a party or by which the Tenant is bound, or constitutes a default hereunder.

14.9.2.        No approval, authorization, order or consent of, or declaration, registration or filing with, any governmental authority is required for the valid execution and delivery of this Lease by the Tenant, except such as have been duly obtained or made.

14.9.3.        There is no action, suit or proceeding, at law or in equity, before or by any court or governmental authority, pending or to the best of the Tenant’s knowledge, threatened, against the tenant, whereby an unfavorable decision, ruling or finding would materially, adversely affect the validity or enforceability of this Lease or any agreement or instrument entered into by the Tenant in connection with the transaction contemplated hereby.

14.10.        Recordation.  In the event either party desires to have this Lease recorded in the County in which the Premises is located, the party requesting such recordation will be liable to pay any and all transfer taxes or recordation taxes.  In the event this Lease is recorded, Tenant agrees upon termination of this Lease to deliver to Landlord a release document in recordable form.

14.11.        No Contingent Fees.  Tenant warrants that it has not employed or retained any person, partnership, corporation, or other entity, other than a bona fide employee or agent working for Tenant, to solicit or secure this Lease, and that it has not paid or agreed to pay any person, partnership, corporation, or other entity, other than a bona fide employee or agent, any fee or any other consideration contingent on the making of this Lease.

14.12.        Political Contribution Disclosure.  Tenant shall comply with Sections 14-101 through 14-108 of the Election Law Article of the Annotated Code of Maryland, which requires that every person that enters into, during any 12 month period, one or more contracts, leases, or other agreements with the State, a county, or an incorporated municipality, or their agencies, involving a cumulative consideration of at least One Hundred Thousand ($100,000) Dollars or more, shall file with the State Administrative Board of Election Laws a statement disclosing contributions to a candidate, or a series of such contributions, in a cumulative amount in excess of Five Hundred ($500) Dollars made during the reporting period to a candidate for elective office in any primary or general election.  The statement shall be filed with the State Administrative Board of Election Laws: (1) before a sale, purchase or execution of a lease or contract by the State, a county, an incorporated municipality, or their agencies, and shall cover the preceding 24 months; and (2) if the contribution is made after sale, purchase or the execution of a lease or contract, then twice a year, throughout the lease or contract term, (a) within 5 days after the end of the 6-month period ending January 31; and (b) within 5 days after the end of the 6-month period ending July 31.

14.13.        Exterior Signs.  Any and all exterior signs located on the Premises must be approved, in advance, by Landlord.

14.14.        Compliance.  In its use and occupancy of the Premises, Tenant shall, in all respects, be solely responsible, financially and/or otherwise, for full and complete compliance with (a) the Maryland Building Performance Standards of the Annotated Code of Maryland, Article 83B, Section 6, Subtitle 4; (b) The Americans with Disabilities Act of 1990 (42 United States Code, Section 12101 et seq.); and (c) the Occupational Safety and Health Standards of the State of Maryland and the United States, including but not limited to the presence of friable asbestos or other hazardous materials or chemicals, as (a), (b), and (c) may be amended from time to time.

14.15.         Commercial Non-Discrimination.  As a condition of entering into this Lease, upon the Maryland Human Relations Commission’s request, and only after the filing of a complaint against the Tenant under Title 19 of the State Finance and Procurement Article, as amended from time to time, Tenant agrees to: provide to the State within sixty (60) days after the request a truthful and complete list of the names of all subcontractors, vendors, and suppliers that Tenant has used in the past four (4) years on any of its contracts that were undertaken within the State of Maryland, including the total dollar amount paid by the contractor on each subcontract or supply contract.  Tenant further agrees to cooperate in any investigation conducted by the State pursuant to the State’s Commercial Nondiscrimination Policy as set forth under Title 19 of the State Finance and Procurement Article of the Annotated Code of Maryland, to provide any documents relevant to any investigation that is requested by the State.  Tenant understands and agrees that violation of this clause shall be considered a material breach of this Lease and may result in contract termination, disqualification by the State from participating in State contracts, and other sanctions.

As a condition of entering into this Lease, Tenant represents and warrants that it will comply with the State’s Commercial Nondiscrimination Policy, as described under Title 19 of the State Finance and Procurement Article of the Annotated Code of Maryland. As part of such compliance, Tenant may not discriminate on the basis of race, color, religion, ancestry or national origin, sex, age, marital status, sexual orientation, or on the basis of disability or other unlawful forms of discrimination in the solicitation, selection, hiring, or commercial treatment of subcontractors, vendors, suppliers, or commercial customers, nor shall Tenant retaliate against any person for reporting instances of such discrimination.  Tenant shall provide equal opportunity for subcontractors, vendors, and suppliers to participate in all of its public sector and private sector subcontracting and supply opportunities, provided that nothing contained in this clause shall prohibit or limit otherwise lawful efforts to remedy the effects of marketplace discrimination that have occurred or are occurring in the marketplace.  Tenant understands and agrees that a material violation of this clause shall be considered a material breach of this agreement and may result in termination of this Lease, disqualification of Tenant from participated in State contracts, or other sanctions.  This clause is not enforceable by or for the benefit of, and created no obligation to, any third party.  As a condition of entering into this Lease, Tenant represents and warrants that every subcontract it has entered into or will enter into for the performance of any of the work under this Lease shall include a clause identical to paragraphs above.

14.16.       Disclosures to Secretary of State.  The Tenant shall comply with the provisions of Section 13-221 of the State Finance and Procurement Article, of the Annotated Code of Maryland, which requires that every business that enters into contracts, leases, or other agreements with the State of Maryland or its Units during a calendar year under which the business is to receive in the aggregate $100,000 or more, shall, within 30 days of the time when the aggregate value of these contracts, leases, or agreements reaches $100,000, file with the Secretary of State of Maryland certain specified information to include disclosure of beneficial ownership of the business.

14.17.       Estoppel.  At any time and from time to time, upon request of either Landlord or Tenant, the other party will execute, acknowledge and deliver an instrument stating, if the same be true, that this Lease is a true and exact copy of this Lease between the parties hereto, that there are no amendments hereof (or stating what amendments there may be), that the same is then in full force and effect and that, to the best of its knowledge, there are no pending offsets, defenses or counterclaims with respect to the payment of Rent reserved hereunder or in the performance of the other terms, covenants and conditions hereof on the part of Tenant or Landlord, as the case may be, to be performed, and that as of such date no default has been declared hereunder by either party (or if a default has been declared, such instrument must specify the same).  Such instrument will be executed by the other party and delivered to the requesting party within 15 business days of receipt, or else the statements made in the proposed estoppel request will be deemed to be correct.

14.18.       Force Majeure.  If Landlord or Tenant is delayed, hindered in or prevented from the performance required hereunder by reason of strikes, lockouts, labor troubles, failure of power, riots, insurrection, war, acts of God, in performing work or doing acts (hereinafter “Permitted Delay” or “Permitted Delays”), such party will be excused from such performance for a period of time equivalent to the delay caused by such Permitted Delay.  Notwithstanding the foregoing, any extension of time for a Permitted Delay will be conditioned upon the party seeking an extension of time delivering written notice of such Permitted Delay to the other party within 10 days of the event causing the Permitted Delay, and the maximum period of time which Landlord may delay any act or performance of work due to a Permitted Delay will be 60 days.

14.19.       Consent.  Wherever in this Lease Landlord is required to give its consent or approval, and whenever Landlord has the administrative discretion to so agree, such consent or approval may not be unreasonably withheld, conditioned or delayed.

14.21.       Use of Rocky Gap Name.  To the extent allowable under State law, Landlord agrees to support Tenant’s efforts to protect the name “Rocky Gap” in any of Tenant’s development, merchandising, or advertising efforts and the like, and in any intellectual property filings. Such support shall not include any assistance or support n any litigation to which Tenant is a party.

14.22.       No Third Party Beneficiaries.  This Lease is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Lease and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

14.23.       No Unfunded Liabilities (Landlord).  Notwithstanding anything contained in this Lease to the contrary, any and all obligations of Landlord under this Lease shall be conditioned upon available appropriations, and Landlord shall not be responsible for any unfunded liabilities of any kind whatsoever.

IN WITNESS WHEREOF, each party hereto has executed and sealed this Lease or caused it to be executed and ensealed on its behalf by its duly authorized representatives, the day and year first above written.

WITNESS:	LANDLORD: STATE OF MARYLAND DEPARTMENT OF NATURAL RESOURCES

/s/ Cecilia C. Bast	By:	/s/ John R. Griffin	(SEAL)
John R. Griffin Secretary

WITNESS:	EVITTS RESORT, LLC:

/s/ Janice Saeugling	By:	/s/ Damon Schramm	(SEAL)
Damon Schramm
Secretary

STATE OF MARYLAND BOARD OF PUBLIC WORKS

	By:	/s/ Martin O’Malley	(SEAL)
Martin O’Malley Governor

WITNESS:

/s/ Sheila McDonald	By:	/s/ Nancy K. Kopp	(SEAL)
Sheila McDonald		Nancy K. Kopp
Secretary, Board of Public Works		Treasurer

	By:	/s/ Peter Franchot	(SEAL)
Peter Franchot Comptroller

Approved as to legal form
and sufficiency this 10th
day of July, 2012.

/s/ Roger H. Medoff
Assistant Attorney General

This Lease Agreement was approved by the Maryland Board of Public Works on June 20, 2012 as Item 18.

State of Maryland
County of Anne Arundel

On this the 6th day of July, 2012, before me, the undersigned officer, personally appeared Kristin M. Saunders, Assistant Secretary, Department of Natural Resources of the State of Maryland, known to me (or satisfactorily proven) to be the person described in the foregoing instrument, and acknowledged that, being authorized so to do, executed the same in the capacity therein stated and for the purposes therein contained.

In witness whereof I hereunto set my hand and official seal.

                        /s/ Christine Ward
Notary Public
(Notarial Seal)
Commission expires 3-1-2014

State of Maryland
County of Anne Arundel

On this the 20th day of July, 2012, before me, the undersigned officer, personally appeared Martin O’Malley Governor, a member of the Board of Public Works of the State of Maryland, known to me (or satisfactorily proven) to be the person described in the foregoing instrument, and acknowledged that he executed the same in the capacity therein stated and for the purposes therein contained.

In witness whereof I hereunto set my hand and official seal.

                  /s/ Meslissa D. Hodges
Notary Public
(Notarial Seal)
Commission expires 10-1-12

State of Maryland
County of Anne Arundel

On this the 20th day of July, 2012, before me, the undersigned officer, personally appeared Peter Franchot, Comptroller, a member of the Board of Public Works of the State of Maryland, known to me (or satisfactorily proven) to be the person described in the foregoing instrument, and acknowledged that he executed the same in the capacity therein stated and for the purposes therein contained.

In witness whereof I hereunto set my hand and official seal.

                  /s/ Meslissa D. Hodges
Notary Public
(Notarial Seal)
Commission expires 10-1-12

State of Maryland
County of Anne Arundel

On this the 20th day of July, 2012, before me, the undersigned officer, personally appeared Nancy K. Kopp, Treasurer, a member of the Board of Public Works of the State of Maryland, known to me (or satisfactorily proven) to be the person described in the foregoing instrument, and acknowledged that she executed the same in the capacity therein stated and for the purposes therein contained.

In witness whereof I hereunto set my hand and official seal.

                  /s/ Meslissa D. Hodges
Notary Public
(Notarial Seal)
Commission expires 10-1-12

State of Maryland
County of Anne Arundel

On this the 9th day of July, 2012, before me, the undersigned officer, personally appeared Damon Schramm, who acknowledged himself to be the Secretary of Evitts Resort, LLC, a Maryland Limited Liability Corporation, and that he, as such Secretary, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Secretary.

In witness whereof I hereunto set my hand and official seal.

                   /s/ Lisa M. Jolicoeur
Notary Public
(Notarial Seal)
Commission expires 1-31-15

EXHIBIT C

Rent payments during the Intermediate Term shall be paid according to the schedule below. These payments are in addition to any other payments required under Section 2.2.1(b) of the Lease.

Year	Payment to MEDCO	Payment to Landlord

3	$275,000	$150,000
4	$275,000	$150,000
5	$275,000	$150,000
6	$275,000	$150,000
7	$275,000	$150,000
8	$275,000	$150,000
9	$237,936.74	$187,063.26